Exhibit 4.29
SOLAR PHOTOVOLTAIC PLANT RODRÍGUEZ I (MURCIA, SPAIN)

Lease Agreements

English summary of the Spanish version1

1. Preliminary Note

Ellomay has acquired a solar photovoltaic plant called “Rodríguez I”, with an installed capacity of 1,5 MW and located in the Municipality of Lorca, Murcia Region, Spain (the “Plant”).

The site where the Plant is located consists of three plots of land with an aggregate surface area of 65,600 m² as follows: (i) number 28088 registered with the Property Registry of Lorca, num.1, Volume 2028, Book 1681, Sheet 78 (owned by Mrs. Ana Ruiz Ruiz), (ii) number 28084, registered with the Property Registry of Lorca, num.1, Volume 2028, Book 1681, Sheet 76 (donated in favor of Mrs. Maria Teresa Guirao Ruiz on December 23, 2013), and (iii) number 28086, registered with the Property Registry of Lorca, num.1, Volume 2028, Book 1681, Sheet 77 (donated in favor of Mrs. Maria Teresa Guirao Ruiz on December 23, 2013).

There are two lease agreements with respect to the Property, one with respect to the property set forth under (i) above and one with respect to the properties set forth under (ii) and (iii) above. Both lease agreements are registered with the Property Registry of Lorca.

2. Main content of the Lease Agreements

1. Execution date	August 16, 2007, as amended on February 1, 2008, December 22, 2010 and April 19, 2012.
2. Parties	-Mrs. Ana Ruiz Ruiz -Rodríguez I Parque Solar, S.L.
3. Term	Twenty five (25) years since the registration at the RIPRE (November 18, 2011).
4. Extension and Renewal	The initial term can be automatically extended by successive periods of five (5) years, up to a maximum term extension of fifteen (15) years.
5. Annual Rent	EUR 4,750 per hectare annually.
6. Easements
Plot 28088: (i) right of way granted in favor of Rodríguez I Parque Solar, S.L., Rodríguez II Parque Solar, S.L. and Iberdrola Distribución Eléctrica, S.A.U., (ii) right of easement for the Installation of underground way for electric energy granted in favor of Rodríguez I Parque Solar, S.L., Rodríguez II Parque Solar, S.L. and (iii) right of easement for the personal use of the energy share point granted in favor of Iberdrola Distribución Eléctrica, S.A.U.
Plot 28084: (i) Right of way and (ii) right of easement for the Installation of underground way for electric energy granted in favour of Rodríguez II Parque Solar, S.L.
Plot 28086: (i) Right of way and (ii) right of easement for the Installation of underground way for electric energy granted in favour of Rodríguez II Parque Solar, S.L.

1 The original language version is on file with the Registrant and is available upon request.